Exhibit 99.1

NEWS RELEASE for August 13, 2004

Contact: Michael Mason (investors)          Eric Friedman, CFO
         Allen & Caron Inc                  Integrated BioPharma Inc
         212 691 8087                       973 926 0816
         michaelm@allencaron.com            e.friedman@chemintl.com



                      Statement by Integrated BioPharma Inc


HILLSIDE, N.J., Aug. 13 - Integrated BioPharma, Inc. (Amex: INB - News) said today that it knows of no fundamental reason for the recent decline of its stock price.

INB Chief Executive Officer E. Gerald Kay stated, "The Company is in a healthy and secure position, both financially and in terms of our business plan and prospects. We recently shipped our first order of Paclitaxel API, the basis for a variety of cancer chemotherapy treatments, from our Paxis Pharmaceuticals subsidiary; it was produced under GMP (Good Manufacturing Practices) conditions at our state-of-the-art plant in Boulder, Colorado, the largest such facility in the country. We have a solid and robust balance sheet, with a recent financing of $12.5 million, and our base nutraceutical business is generating cash and profits."

About Integrated BioPharma Inc (INB)

INB serves the pharmaceutical, biotech and nutraceutical industries. Through several wholly owned subsidiaries, INB develops, manufactures and distributes more than 130 products worldwide. Its subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. Through its biotech subsidiary, NuCycle Therapy, Inc., INB is developing human therapeutics and preventive cancer compounds in transgenic plants. Further information is available at http://www.iBioPharma.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.